Exhibit 99.1

CELSIUS REPORTS 283% REVENUE GROWTH
FOR FOURTH QUARTER

DELRAY BEACH, FL, March 4, 2010 — Celsius Holdings, Inc. (Nasdaq: CELH) today reported that revenue for the three month period ended December 31, 2009 was $2.4 million, as compared to $621,000 for the same period ended December 31, 2008, or an increase of 283%.  Revenue for the calendar year 2009 was approximately $5.9 million as compared to $2.6 million for 2008, an increase of 127%. The gross profit percentage for the quarter was 54.9% as compared to 28.1% for the same quarter in 2008. The gross profit for the year was 47.8% as compared to 29.2% in 2008. In 2008, we had a write-down of bottle inventory, which affected 3rd and 4th quarter of 2008. The gross profit for fiscal 2008 would have been 41.6% without this write-down. The company also reported a net loss of $7.8 million or $1.02 per basic and diluted share for the calendar year 2009. This compares with net loss of $5.3 million or $0.82 per basic and diluted share for the calendar year 2008.

Mr. Stephen C. Haley, chairman and CEO said: “The company has made significant progress during and since the 4th quarter.”

Mr. Haley continued, “These accomplishments include completing a capital raise of over $13 million, being listed on Nasdaq Capital Market and continuing to grow our distribution in key retailers and multiple channels of trade. We look forward to reviewing this and more details of the results as well as our objectives for the current year on our upcoming conference call.

The company's quarterly conference call is scheduled for 4:30 p.m. ET, Thursday March 4, 2010. The call may be accessed through live webcast links on the company's Internet home page, www.celsius.com. The webcast will be archived and available on the company's website for one month following the call.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ:CELH) markets Celsius®, the original, great tasting calorie burner that is backed by science. Celsius is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. and Celsius, the original, great tasting calorie burner, is available at http://www.celsius.com.

Forward-looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
	December 31	December 31
ASSETS	2009	2008

Current assets:
Cash and cash equivalents	$606,737	$1,040,633
Accounts receivable, net	2,124,788	192,779
Inventories, net	1,650,337	505,009
Other current assets	893,202	12,155
Total current assets	5,275,064	1,750,576

Property, fixtures and equipment, net	179,832	183,353
Note receivable	-	250,000
Other long-term assets	18,840	18,840
Total Assets	$5,473,736	$2,202,769

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,722,031	$612,044
Loans payable	-	95,000
Short term portion of other liabilities	23,074	26,493
Due to related parties, short-term portion	1,110,000	120,000
Total current liabilities	2,855,105	853,537

Convertible note payable, net of debt discount	34,519	562,570
Convertible note payable, net of debt discount, related party	5,620,052	-
Due to related parties, long-term portion	61,034	700,413
Other liabilities	55,183	75,022
Total Liabilities	8,625,893	2,191,542

Stockholders’ (Deficit) Equity:
Preferred stock	-	-
Common stock	12,030	7,439
Additional paid-in capital	15,997,210	11,386,156
Accumulated deficit	(19,141,397)	(11,382,368)
Total Stockholders’ (Deficit) Equity	(3,152,157)	11,227
Total Liabilities and Stockholders’ (Deficit) Equity	$5,473,736	$2,202,769

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months		For the Year
	ended December 31,		ended December 31,
	2009	2008	2009	2008

Net revenue	$2,387,420	$620,912	$5,867,895	$2,589,887
Cost of revenue	1,075,753	446,675	3,063,142	1,833,184

Gross profit	1,311,667	174,237	2,804,753	756,703

Selling and marketing expenses	2,706,314	1,026,559	8,001,697	3,936,552
General and administrative expenses	829,053	417,564	2,256,800	1,740,143

Total operating expenses	3,535,367	1,444,123	10,258,497	5,676,695

Loss from operations	(2,223,700)	(1,269,886)	(7,453,744)	(4,919,992)

Other expense:
Interest expense, related party	38,672	(6,150)	83,536	773
Other interest expense, net	160,828	55,376	221,749	340,835

Total other expense	199,500	49,226	305,285	341,608

Net loss	$(2,423,200)	$(1,319,112)	$(7,759,029)	$(5,261,600)

Basic and diluted:
Weighted average shares outstanding	8,047,970	7,340,198	7,627,383	6,435,182
Loss per share	$(0.30)	$(0.18)	$(1.02)	$(0.82)

Contact Info:
Geary Cotton (561) 276-2239 or gcotton@celsius.com
Jan Norelid (866) 4-CELSIUS or jnorelid@celsius.com

Source: Celsius Holdings, Inc.

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